Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. APPOINTS BRIAN DICKMAN AS NEW CHIEF FINANCIAL OFFICER

JERICHO, NY, November 11, 2020 — Getty Realty Corp. (NYSE: GTY) announced today that Brian R. Dickman has been appointed Executive Vice President, Chief Financial Officer and Treasurer, effective December 14, 2020. Mr. Dickman will succeed Danion Fielding, who previously announced his intention to resign for personal reasons. Mr. Fielding will stay on as Chief Financial Officer through December 11, 2020.

“I am pleased to welcome Brian to our leadership team,” said Christopher J. Constant, Getty’s President and Chief Executive Officer. “Brian is a seasoned executive with extensive real estate experience and a track record of demonstrated leadership capabilities, which makes him an excellent addition to the Getty team.” Mr. Constant continued, “On behalf of our entire Company, I want to thank Danion for his service to Getty. We have truly valued his leadership and contributions. We wish Danion much success in his future endeavors. I anticipate a smooth transition of the CFO position and expect no disruption to the continued execution of our strategic plans.”

Mr. Dickman brings more than 15 years of REIT experience to Getty, including nearly seven years as a public company executive. Mr. Dickman is joining Getty from his current role as Executive Vice President and Chief Financial Officer of Seritage Growth Properties (NYSE:SRG). Prior to joining Seritage, Mr. Dickman was Chief Financial Officer at Agree Realty (NYSE: ADC), where he was responsible for all corporate finance, capital markets, accounting, financial reporting, treasury and investor relations activities. Prior to that role, he was a real estate investment banker covering public REITs and other real estate companies beginning at Lehman Brothers in 2005.

About Getty Realty Corp.

Getty Realty Corp. is the leading publicly traded real estate investment trust in the United States specializing in the ownership, leasing and financing of convenience store and gasoline station properties. As of September 30, 2020, the Company owned 896 properties and leased 58 properties from third-party landlords in 35 states across the United States and Washington, D.C.

Contact:	Investor Relations
(516) 478-5418
ir@gettyrealty.com